EXHIBIT 10.4

REPAYMENT AGREEMENT

This REPAYMENT AGREEMENT (the “Agreement”) is made as of September 17, 2004, by Vie Financial Group, Inc., a Delaware corporation (f/k/a The Ashton Technology Group, Inc.) (the “Borrower”), and RGC International Investors, LDC (“Lender”).

RECITALS

WHEREAS, on May 3, 2002, the Borrower issued to the Lender that certain 7.5% Senior Secured Promissory Note in the original principal amount of $4,751,875.66 (the “Note”) (which Note is attached hereto as Exhibit A);

WHEREAS, on August 20, 2004, the Borrower entered into a non-binding letter of intent to sell its wholly-owned subsidiary Vie Securities, LLC (the “Subsidiary”) to an unaffiliated third party (the “Buyer”) for an aggregate cash purchase price of $15,000,000 and loans to the Subsidiary (which may be (a) unsecured or (b) secured and junior to the security interest of Lender) in an aggregate amount of $1,000,000 intended to cover any interim operating losses of the Subsidiary until the close of the sale (this transaction, or a substantially similar transaction with the Buyer that results in an aggregate cash purchase price of not more than $15,200,000, the “Subsidiary Sale”);

WHEREAS, the Subsidiary Sale shall constitute the sale of substantially all of the assets of Borrower (other than: (i) certain rights and claims Borrower has or may have against the Toronto Stock Exchange (the “TSE Claim”); (ii) a 47% equity interest in Kingsway-Ashton Asia Ltd. (the “Kingsway Interest”); and (iii) a less than 1% equity interest in Gomez, Inc. (the “Gomez Interest”)) and requires approval of Borrower’s stockholders and the consent of Lender;

WHEREAS, Borrower intends to liquidate and distribute all of its assets as soon as practicable following the closing of the Subsidiary Sale, the resolution of the TSE Claim and the sale of the Kingsway Interest and the Gomez Interest;

WHEREAS, in order to induce the Borrower’s stockholders to approve the Subsidiary Sale, the Borrower and the Lender desire to provide for (i) the payment and complete satisfaction of all outstanding liabilities and obligations owing pursuant to the Note and (ii) the repurchase by Borrower of all warrants to purchase common stock of Borrower held by Lender, by the Borrower’s payment of $1,425,562.70 to the Lender upon consummation of the Subsidiary Sale; and

WHEREAS, it is in the best interest of the Borrower (and the Borrower’s stockholders) and the Lender to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth and other good and valuable consideration, the parties hereto agree as follows:

AGREEMENT

1. Payment and Satisfaction. Contemporaneous with the closing of the Subsidiary Sale, the Borrower shall pay the Lender One Million Four Hundred Twenty-Five Thousand Five Hundred Sixty-Two dollars and Seventy cents ($1,425,562.70) (the “Payment”) as full and complete payment and satisfaction (i) of all amounts owed by Borrower to Lender under the Note and (ii) for the repurchase of those certain common stock purchase warrants to acquire 77,000 shares of Borrower’s common stock for an exercise price of $4.48 per share (the “Warrants”). Such payment shall be made by wire transfer of immediately available funds to an account specified in writing by the Lender. Upon receipt of the Payment, the Lender shall mark “Cancelled” upon the face of the Note and Warrants (and any copies thereof in its possession) and shall return the cancelled original Note and Warrants to the Borrower. The right and obligation of the Borrower to make the Payment to the Lender pursuant to this Section 1 is conditioned upon the consummation of the Subsidiary Sale.

2. Release of Claims. Following consummation of the transactions contemplated in Section 1 above, each of the parties hereto, for and on behalf of themselves and their respective successors and assigns, hereby knowingly and voluntarily releases, remises, disclaims, waives and forever discharges any and all rights, claims, actions, causes of actions of every kind, known and unknown, that either of them may have had or may ever in the future have one against the other and any of their respective officers, directors, employees, shareholders, partners, equity holders, affiliates, subsidiaries, parent entities, agents and representatives arising out of, relating to or in any way connected with the Note or the Warrants or to any of Lender’s prior investments in and/or loans to the Borrower; provided, however, that the release in this Section 2 shall not cover any rights or claims that either party may have against the other relating to or arising out of this Agreement.

3. Confidentiality; No Trade. Lender will not, without the prior written consent of Borrower, and will direct its representatives not to, disclose to any person (other than its investment manager, officers, directors, employees, accountants, attorneys or other representatives) either the fact that discussions or negotiations are taking place concerning the Subsidiary Sale or this Agreement. The Lender acknowledges that it is receiving material non-public information about the Borrower and that it will not, and it will not permit its officers, directors and employees to engage in any transaction involving the securities of the Borrower while such person is in possession of such material, non-public information.

4. Certain Proceeds. To the extent that the Borrower realizes net proceeds in excess of an aggregate of $500,000 in connection with the sale, transfer, dissolution or other disposition of, or otherwise on account of (including any distribution of income received by Borrower on account of either such Interest), the Kingsway Interest and/or the Gomez Interest, the Borrower shall pay the Lender one-third of such amount that exceeds $500,000 as additional consideration for the repayment and repurchase of the Note and Warrants, respectively.

5. Representations and Warranties.

(a) Each party represents and warrants to the other that (i) such party has full power and authority to enter into this Agreement; and (ii) this Agreement has been duly executed and delivered by such party and constitutes the valid and legally binding obligation of such party enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally.

(b) Borrower represents and warrants to Lender that (i) the Subsidiary Sale constitutes the sale of substantially all of the assets of Borrower other than the TSE Claim, the Kingsway Interest and the Gomez Interest; (ii) Borrower intends to liquidate and distribute all of its assets as soon as practicable following the closing of the Subsidiary Sale, the resolution of the TSE Claim and the sale of the Kingsway Interest and the Gomez Interest; and (iii) Schedule 5(b) sets forth, in all material respects, as of August 31, 2004, the Borrower’s and its subsidiaries’ consolidated, unaudited (x) cash or cash equivalents, accounts receivable and prepaid expenses and (y) total liabilities (excluding liabilities to Lender or Optimark Innovations Inc.).

6. Consent and Waiver.

(a) The Lender hereby consents to the Subsidiary Sale subject to and in accordance with the terms as described herein and waives any claim that the Subsidiary Sale constitutes an Event of Default (as such term is defined in the Note) under the Note; provided, however, that such consent and waiver is conditioned on and subject to the receipt of the Payment by Lender from Borrower in accordance with Section 1 hereof.

(b) The Lender hereby consents to the sale, transfer or other disposition of the Kingsway Interest and the Gomez Interest for cash payable to the Borrower and waives any claim that such sale, transfer or other disposition for cash payable to the Borrower of the Kingsway Interest or the Gomez Interest constitutes an Event of Default (as such term is defined in the Note) under the Note; provided, however, that if any such sale, transfer or other disposition would result in net proceeds of an aggregate of $500,000 to the Borrower (including the net proceeds received by Borrower from any previous sale, transfer, dissolution or other disposition of, or otherwise on account of (including any distribution of income received by Borrower on account of either such Interest), the Kingsway Interest or the Gomez Interest, if applicable), such consent and waiver is conditioned upon and subject to the receipt of any payment by Lender from Borrower due in accordance with Section 4 hereof.

7. Release of Security.

(a) Upon the Lender’s receipt of the Payment, the Lender shall execute and deliver any documents presented to Lender by Borrower and take such other actions reasonably requested by Borrower, in each case that are necessary to release any and all claims (including security interests and liens) Lender has or may have against the Collateral (as such term is defined in the Note), other than claims against the Kingsway Interest and the Gomez Interest and any and all Cash Proceeds and Noncash Proceeds (each as defined in the Uniform Commercial Code as enacted in the Commonwealth of Pennsylvania) thereof. The Lender acknowledges that after the receipt of the Payment, the Lender shall not have any claim of right to the Collateral or any portion thereof, other than claims against the Kingsway Interest and the Gomez Interest and any and all Cash Proceeds and Noncash Proceeds thereof. The Borrower acknowledges and agrees that, notwithstanding the Lender’s receipt of the Payment in accordance with Section 1 hereof and the resultant cancellation of the Note, the Lender shall have a continuing security interest in the Kingsway Interest and the Gomez Interest and any and all Cash Proceeds and Noncash Proceeds thereof pursuant to that certain Security Agreement, dated as of May 3, 2002, by and between Borrower and Lender (the “Security Agreement”) and that the Kingsway Interest and the Gomez Interest and any and all Cash Proceeds and Noncash Proceeds thereof shall constitute “Collateral” (as defined in the Security Agreement) pursuant to the Security Agreement securing Borrower’s obligation to make payments under Section 4 hereof. Furthermore, Borrower agrees that its obligation to make payments under Section 4 hereof shall be deemed to be “Obligations” pursuant to Section 1.5 of the Security Agreement.

(b) Following the sale, transfer or other disposition of both the Kingsway Interest and the Gomez Interest for cash, upon the first to occur of (i) the Lender’s receipt of all payments due under Section 4, if any, or (ii) in the event that the Borrower has not received an aggregate of $500,000 from the sale, transfer, dissolution or other disposition of, or otherwise on account of (including any distribution of income received by Borrower on account of either such Interest), the Kingsway Interest and the Gomez Interest, upon the request of Borrower, the Lender shall execute and deliver any documents presented to Lender by Borrower and take such other actions reasonably requested by Borrower, in each case that are necessary to release any and all claims (including security interests and liens) Lender has or may have against the Kingsway Interest and the Gomez Interest.

8. Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

9. Indemnity. The Lender agrees to indemnify, defend and hold harmless the Borrower, the Subsidiary and each of their respective affiliates for any damage, loss or claim, including attorney’s fees arising out of or relating to the failure of the Lender to comply with the terms and conditions of this Agreement. The Borrower agrees to indemnify, defend and hold harmless the Lender and its affiliates for any damage, loss or claim, including attorney’s fees arising out of or relating to the failure of the Borrower to comply with the terms and conditions of this Agreement.

10. Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard or giving effect to the choice of law provisions thereof.

11. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

13. Term; Termination. Unless earlier terminated by the written consent of both parties, the term of this Agreement shall be until the earlier of (i) October 15, 2004, unless Borrower shall have entered into definitive agreements with Buyer providing for the Subsidiary Sale on or prior to such date (the “Subsidiary Sale Agreement”); (ii) the date of the termination by Borrower or Buyer of the Subsidiary Sale Agreement; (iii) December 31, 2004; and (iv) the consummation of the transactions contemplated hereby; provided, however, that the representations, warranties, covenants and agreements of the parties contained herein shall survive indefinitely the consummation of the transactions contemplated by Section 1 hereof.

14. Successors and Assigns. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have executed this Repayment Agreement as of the date first above written.

VIE FINANCIAL GROUP, INC.

By:	/s/ Jennifer Andrews
	Name:	Jennifer Andrews
	Title:	EVP Finance

RGC INTERNATIONAL INVESTORS, LDC

By:	/s/ Gerald F. Stahlecker
	Name:	Gerald F. Stahlecker
	Title:	Managing Director

Repayment Agreement

Signature Page